EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MTR GAMING GROUP ANNOUNCES FOURTH QUARTER AND FULL YEAR 2009 RESULTS

CHESTER, WV – March 12, 2010 – MTR Gaming Group, Inc. (NasdaqGS: MNTG) today announced financial results for the fourth quarter and full year ended December 31, 2009.  Current and prior-year results reflect the presentation of Running Aces Harness Park, Jackson Harness Raceway, the Ramada Inn and Speedway Casino and Binion’s Gambling Hall & Hotel as discontinued operations.  See attached tables (including Reconciliation of GAAP net income (loss) to Non-GAAP Adjusted EBITDA).

For the fourth quarter of 2009, the Company’s net revenues from continuing operations were $93.8 million, a decline of 7% from $101.3 million in the same period of 2008.  Adjusted EBITDA from continuing operations was $7.7 million compared to $14.0 million in the fourth quarter of 2008.  The decrease in Adjusted EBITDA from continuing operations includes the impact of a legal settlement charge of $1.6 million and strategic costs associated with lobbying and gaming efforts in Ohio of $5.7 million, slightly offset by increased operating performance.

During the fourth quarter of 2009, corporate operating expenses (exclusive of the $5.7 million of strategic costs associated with Ohio and the $1.6 million settlement charge) decreased 6% to $2.4 million, compared to $2.5 million in the fourth quarter of 2008 as a result of cost containment efforts.

The Company reported a net loss for the quarter of $24.2 million, or $0.88 per diluted share, which included the $1.6 million legal settlement and $5.7 million of strategic costs associated with lobbying and gaming efforts in Ohio, or $0.25 per diluted share for these items, and a charge of $11.9 million, or $0.42 per diluted share, for the impairment of goodwill and non-operating real property.  Additionally, the net loss included a loss from discontinued operations in the amount of $0.2 million, or $0.01 per diluted share.  The effective income tax rate for the quarter was impacted by certain non-deductible expenses, including lobbying costs and certain impairment losses.  In the same period last year, the Company reported a net loss of $4.5 million, or $0.17 per diluted share, of which income of $0.2 million, or $0.00 per diluted share was from discontinued operations and a loss of $3.0 million, or $0.07 per diluted share, was related to the disposal of property.

Net revenues at Mountaineer Casino, Racetrack & Resort decreased 13% to $55.0 million in the fourth quarter of 2009 compared to $63.3 million in the fourth quarter of 2008.  Table gaming at Mountaineer generated $9.8 million of revenues compared to

$11.9 million in the prior-year period, and revenues from slots decreased by $4.4 million compared to the same quarter in 2008.  The decrease in revenue is primarily attributable to competitive pressures.  The property generated Adjusted EBITDA of $10.2 million versus $10.1 million in the comparable quarter of 2008.

Net revenues at Presque Isle Downs & Casino increased 2% to $38.5 million during the fourth quarter of 2009 compared to $37.5 million during the same period of 2008. The property generated Adjusted EBITDA of $7.3 million versus $6.6 million in the comparable quarter of 2008.  The increase in Adjusted EBITDA is attributable to increased slots revenue and certain operational efficiencies.

“We believe our properties are holding up well in the face of increased competition,” said Robert Griffin, President and Chief Executive Officer of MTR Gaming Group.  “Mountaineer continues to perform well despite the revenue impact from competition. With the addition of free play seven months ago, we will be able to eliminate approximately $4.0 million of annual expenses.  In addition, we are preparing for the addition of table games in July 2010 at Presque Isle.  In Ohio, we look forward to the reintroduction of the slots at tracks initiative.  We remain focused on increasing revenue and maximizing profits at our current properties.”

For 2009, MTR’s total net revenues decreased 6% to $444.2 million from $470.9 million in 2008.  Adjusted EBITDA from continuing operations decreased 9% to $64.3 million (after severance costs of $0.4 million, a legal settlement charge of $1.6 million and strategic costs associated with lobbying and gaming efforts in Ohio of $9.8 million) from $71.0 million in the last year.  Absent these charges in 2009 and severance charges of $0.9 million in 2008, Adjusted EBITDA from continuing operations was up 6% from the prior year.

The 2009 net loss was $22.5 million, or $0.82 per diluted share, which included the legal settlement of $1.6 million and $9.8 million of strategic costs associated with lobbying and gaming efforts in Ohio, or $0.40 per diluted share in the aggregate.  Also included in the net loss for the period is a charge of $11.9 million, or $0.42 per diluted share, for the impairment of goodwill and non-operating real property.  The effective income tax rate for 2009 was impacted by certain non-deductible expenses, including lobbying costs and certain impairment losses.  Additionally, income of $1.2 million or $0.04 per diluted share, from discontinued operations includes the reversal of a $2.9 million deferred tax asset valuation allowance associated with certain impairment losses that were recorded in 2008.  Last year, the Company reported a net loss of $17.7 million, or $0.65 per diluted share, which included a loss of $13.3 million or $0.49 per diluted share from discontinued operations.

Balance Sheet and Liquidity

As of December 31, 2009, MTR had $44.8 million in cash and $382.5 million in total debt, net of discounts, on its consolidated balance sheet.  On October 13, 2009, MTR completed an additional $10 million offering of its senior secured notes at an issue price of 96%, and amended its senior secured credit facility to reduce the borrowing capacity from $20 million to $4.5 million currently.  At December 31, 2009 there were no borrowings outstanding under the credit facility except for letters of credit for approximately $0.6 million.

Subsequent Events

On March 12, 2010, Jeffrey P. Jacobs and Stanley R. Gorom III resigned from the Board of Directors of MTR Gaming Group, Inc.  Steven M. Billick was elected by the Board to replace Mr. Jacobs as Chairman.

“We want to congratulate Steve on being elected as Chairman, and know he will do an excellent job in helping to steer the course of the Company,” said Mr. Griffin.  “At the same time, we want to thank Jeff and Stan for their meritorious service.  Jeff specifically led the effort to successfully reorganize MTR’s top management structure and complete a refinancing of the Company’s senior debt.  We are deeply grateful for Jeff’s leadership, hard work and real insight in putting this company on solid footing.”

“My duties as Chairman of the Board of MTR Gaming have occupied much of my time over the last two years and we have accomplished a great deal,” said Mr. Jacobs.  “I recruited Bob Griffin to be Chief Executive Officer and was successful in adding several new independent Board members, including the new Chairman of the Board, Steve Billick.  With this professional management team and new Board in place, we were able to complete a refinancing of the Company’s senior debt and better position the company for future growth.  Now that I have achieved my main objectives as an MTR Board member – which was to transition the Company to a strong executive management team of professional gaming operators and an independent Board of Directors – I am able to turn my primary attention to other business interests.”

“I am honored to be taking the reins of the Chairmanship from Jeff Jacobs and plan to continue down the path that he has taken the Company,” said Mr. Billick.  “Jeff and Stan were exemplary leaders on the Board, and we thank them very much for their valuable contributions during a significant transition period for MTR.”

Conference Call

Management will conduct a conference call focusing on the financial results and corporate developments later today at 4:30 PM EST.   Interested parties may participate in the call by dialing (877) 407-4018.  Please call in 10 minutes before the call is scheduled to begin and ask for the MTR Gaming call (conference ID #345660).

The conference call will be webcast live via the Investor Relations section of the Company’s website at www.mtrgaming.com.  To listen to the live webcast please go to the website at least 15 minutes early to register, download and install any necessary audio software.  If you are unable to listen to the live call, the conference call will be archived on the Investor Relations section of the Company’s website.

Reconciliation of Non-GAAP Measures to GAAP

Adjusted EBITDA represents earnings (losses) before interest, income taxes, depreciation and amortization, gain (loss) on disposal of property, loss on debt modification and extinguishment, equity in loss of unconsolidated joint venture and loss on asset impairment.  Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (“GAAP”), is unaudited and should not be considered as an alternative to, or more meaningful than, net income or income from operations as an indicator of our operating performance, or cash flows from operating activities, as a measure of liquidity. Adjusted EBITDA has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry. Management of the company uses Adjusted EBITDA as the primary measure of the Company’s operating performance and in evaluating the performance of operating personnel.  Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, and debt principal repayments. Moreover, other companies that provide EBITDA information may calculate EBITDA differently than we do. A reconciliation of GAAP income (loss) from continuing operations and income (loss) from discontinued operations to Adjusted EBITDA is included in the financial tables accompanying this release.

About MTR Gaming Group

MTR Gaming Group, Inc., through subsidiaries, owns and operates Mountaineer Casino, Racetrack & Resort in Chester, West Virginia; Presque Isle Downs & Casino in Erie, Pennsylvania; and Scioto Downs in Columbus, Ohio. For more information, please visit www.mtrgaming.com.

Except for historical information, this press release contains forward-looking statements concerning, among other things the prospects for improving the results of our gaming operations at Mountaineer and Presque Isle Downs, the successful implementation and growth of table gaming at Presque Isle Downs, and the prospects for video lottery gaming at Scioto Downs. Such statements are subject to a number of risks and uncertainties that could cause the statements made to be incorrect and/or for actual results to differ materially. Those risks and uncertainties include, but are not limited to, the impact of new competition for Mountaineer and Presque Isle Downs, the effectiveness of our marketing programs, the enactment of future gaming legislation in the jurisdictions in which we operate (including the implementation of casino gaming in Cleveland and Columbus, Ohio which was approved on November 3, 2009 by referendum, and the implementation of table gaming in Pennsylvania which was approved on January 7, 2010), changes in, or failure to comply with, laws, regulations or the conditions of our gaming licenses, accounting standards or environmental laws, including adverse changes in the gaming tax rates that the Company currently pays in its various jurisdictions, general economic conditions, disruption (occasioned by weather conditions or work stoppages) of our operations, the success and growth of table gaming at Mountaineer, the realization of the expected benefits of non-taxable promotional credits at Mountaineer, our ability to improve our operating margins, our continued suitability to hold and obtain renewals of our gaming and racing licenses, our ability to comply with the covenants of our various debt instruments and/or our ability to obtain additional financing, if and when needed, and other factors described in the Company’s periodic reports filed with the Securities and Exchange Commission.  The Company does not intend to update publicly any forward-looking statements, except as may be required by law. The cautionary advice in this paragraph is permitted by the Private Securities Litigation Reform Act of 1995.

For Additional Information, Please Contact:

MTR Gaming Group, Inc.

www.mtrgaming.com

David R. Hughes

Corporate Executive VP and Chief Financial Officer

(724) 933-8122

dhughes@mtrgaming.com

MTR GAMING GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
	(unaudited)
Revenues:
Gaming	$84,679	$90,318	$400,583	$418,055
Pari-mutuel commissions	2,141	2,554	12,806	14,454
Food, beverage and lodging	6,689	7,353	31,973	35,963
Other	2,214	2,957	8,764	10,300
Total revenues	95,723	103,182	454,126	478,772
Less promotional allowances	(1,878)	(1,845)	(9,971)	(7,921)
Net revenues	93,845	101,337	444,155	470,851

Operating expenses:
Expenses of operating departments:
Gaming	53,647	57,398	251,106	265,115
Pari-mutuel commissions	2,244	2,658	12,524	14,156
Food, beverage and lodging	5,403	6,101	23,613	28,767
Other revenue	1,344	1,911	6,238	8,799
Marketing and promotions	3,009	3,441	19,646	15,864
General and administrative	20,525	15,820	66,748	67,121
Depreciation	7,248	7,445	29,279	29,839
Impairment loss	11,945	—	11,945	—
Loss on disposal of property	40	2,955	209	2,956
Total operating expenses	105,405	97,729	421,308	432,617

Operating (loss) income	(11,560)	3,608	22,847	38,234

Other income (expense):
Other	—	—	(39)	—
Interest income	19	48	467	244
Interest expense	(13,504)	(9,859)	(45,233)	(40,750)
Loss on debt modification and extinguishment	(332)	(464)	(3,105)	(3,820)

Loss from continuing operations before income taxes	(25,377)	(6,667)	(25,063)	(6,092)
Benefit for income taxes	1,368	1,967	1,365	1,706

Loss continuing operations	(24,009)	(4,700)	(23,698)	(4,386)

Discontinued operations:
Loss from discontinued operations before income taxes and non-controlling interest	(151)	(1,215)	(2,445)	(16,358)
(Provision) benefit for income taxes	(45)	1,294	3,619	2,919
(Loss) Income from discontinued operations before non-controlling interest	(196)	79	1,174	(13,439)
Non-controlling interest	(14)	84	(14)	114
(Loss) Income from discontinued operations	(210)	163	1,160	(13,325)

Net loss	$(24,219)	$(4,537)	$(22,538)	$(17,711)

Net income (loss) per share - basic:
Loss from continuing operations	$(0.87)	$(0.17)	$(0.86)	$(0.16)
(Loss) Income from discontinued operations	(0.01)	0.00	0.04	(0.49)
Net loss	$(0.88)	$(0.17)	$(0.82)	$(0.65)

Net income (loss) per share - diluted:
Loss from continuing operations	$(0.87)	$(0.17)	$(0.86)	$(0.16)
(Loss) Income from discontinued operations	(0.01)	0.00	0.04	(0.49)
Net loss	$(0.88)	$(0.17)	$(0.82)	$(0.65)

Weighted average number of shares outstanding:
Basic	27,475,260	27,475,260	27,475,260	27,475,260
Diluted	27,475,260	27,475,260	27,475,260	27,475,260

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION

(dollars in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

Net revenues from continuing operations:
Mountaineer Casino, Racetrack & Resort	$55,002	$63,323	$262,718	$289,986
Presque Isle Downs & Casino	38,455	37,524	178,440	176,761
Scioto Downs	367	487	2,946	4,092
Corporate	21	3	51	12
Consolidated net revenues from continuing operations	$93,845	$101,337	$444,155	$470,851

Adjusted EBITDA from continuing operations:
Mountaineer Casino, Racetrack & Resort	$10,183	$10,142	$47,987	$51,421
Presque Isle Downs & Casino	7,314	6,639	36,757	33,448
Scioto Downs	(136)	(231)	(1,122)	(1,305)
Corporate	(9,688)	(2,542)	(19,342)	(12,535)
Consolidated Adjusted EBITDA from continuing operations	$7,673	$14,008	$64,280	$71,029

Adjusted EBITDA from discontinued operations:
Binion’s Gambling Hall & Hotel	(235)	(19)	(1,172)	(1,562)
Ramada Inn and Speedway Casino	(1)	—	42	(755)
Jackson Racing / Jackson Harness Raceway	93	(651)	408	(1,108)
MTR-Harness / Running Aces Harness Park	(20)	(14)	(285)	(69)
Consolidated Adjusted EBITDA	$7,510	$13,324	$63,273	$67,535

The following tables set forth a reconciliation of income (loss) from continuing operations and income (loss) from discontinued operations, GAAP financial measures, to Adjusted EBITDA, a non-GAAP financial measure.

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008

ADJUSTED EBITDA FROM CONTINUING OPERATIONS:

Mountaineer Casino, Racetrack & Resort:
(Loss) income from continuing operations	$(9,163)	$610	$11,247	$16,703
Interest expense, net of interest income	46	2,202	5,568	8,973
Provision for income taxes	9,420	2,045	9,547	9,309
Depreciation	3,605	3,630	14,454	14,781
Impairment loss	6,236	—	6,236	—
Loss on disposal of property	39	1,655	162	1,655
Loss on debt modification and extinguishment	—	—	773	—
Adjusted EBITDA from continuing operations	$10,183	$10,142	$47,987	$51,421

Presque Isle Downs & Casino:
Income from continuing operations	$27	$532	$18,503	$11,056
Interest expense, net of interest income	114	313	406	1,534
(Benefit) provision for income taxes	(322)	672	(207)	5,423
Depreciation	3,433	3,583	13,993	13,896
Impairment loss	4,061	—	4,061	—
Loss on the disposal of property	1	1,539	1	1,539
Adjusted EBITDA from continuing operations	$7,314	$6,639	$36,757	$33,448

Scioto Downs:
Income (loss) from continuing operations	$298	$(246)	$(1,394)	$(1,511)
Interest expense, net of interest income	21	25	91	108
Benefit for income taxes	(658)	(235)	(669)	(806)
Depreciation	203	225	811	904
Other	—	—	39	—
Adjusted EBITDA from continuing operations	$(136)	$(231)	$(1,122)	$(1,305)

MTR GAMING GROUP, INC.

SELECTED FINANCIAL INFORMATION (continued)

(dollars in thousands)

(unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2009	2008	2009	2008
ADJUSTED EBITDA FROM CONTINUING OPERATIONS (continued):

Corporate:
Loss from continuing operations	$(15,171)	$(5,596)	$(52,054)	$(30,634)
Interest expense, net of interest income	13,304	7,271	38,701	29,891
Benefit for income taxes	(9,808)	(4,449)	(10,036)	(15,632)
Depreciation	7	7	21	258
Impairment loss	1,648	—	1,648	—
(Gain) loss on disposal of property	—	(239)	46	(238)
Loss on debt modification and extinguishment	332	464	2,332	3,820
Adjusted EBITDA from continuing operations	$(9,688)	$(2,542)	$(19,342)	$(12,535)

Consolidated:
Loss continuing operations	$(24,009)	$(4,700)	$(23,698)	$(4,386)
Interest expense, net of interest income	13,485	9,811	44,766	40,506
Benefit for income taxes	(1,368)	(1,967)	(1,365)	(1,706)
Depreciation	7,248	7,445	29,279	29,839
Impairment loss	11,945	—	11,945	—
Loss on disposal of property	40	2,955	209	2,956
Other	—	—	39	—
Loss on debt modification and extinguishment	332	464	3,105	3,820
Adjusted EBITDA from continuing operations	$7,673	$14,008	$64,280	$71,029

ADJUSTED EBITDA FROM DISCONTINUED OPERATIONS:

Binion’s Gambling Hall & Hotel:
Loss from discontinued operations	$(266)	$(199)	$(882)	$(1,507)
Interest income, net of interest expense	—	—	—	(29)
Provision (benefit) for income taxes	31	(50)	(290)	(929)
Loss on disposal of property	—	230	—	903
Adjusted EBITDA from discontinued operations	$(235)	$(19)	$(1,172)	$(1,562)

Ramada Inn and Speedway Casino:
(Loss) Income from discontinued operations	$(1)	$123	$28	$1,600
Interest (income) expense	—	—	(1)	163
(Benefit) provision for income taxes	—	(148)	15	861
Depreciation	—	—	—	199
Loss (gain) on disposal of property	—	25	—	(3,578)
Adjusted EBITDA from discontinued operations	$(1)	$—	$42	$(755)

Jackson Racing / Jackson Harness Raceway:
Income (loss) from discontinued operations	$61	$(301)	$(24)	$(2,526)
Interest expense, net of interest income and non-controlling interest	—	(1)	—	2
Provision (benefit) for income taxes, net of non-controlling interest	32	(355)	(12)	(1,360)
Depreciation, net of non-controlling interest	—	5	—	30
Loss on disposal of property, net of non-controlling interest	—	1	115	160
Other	—	—	153	—
Impairment loss	—	—	176	2,586
Adjusted EBITDA from discontinued operations	$93	$(651)	$408	$(1,108)

MTR-Harness / Running Aces Harness Park:
(Loss) income from discontinued operations	$(4)	$540	$2,038	$(10,892)
Interest expense, net of interest income	2	6	9	14
Benefit for income taxes	(18)	(753)	(3,332)	(1,491)
Equity in loss of North Metro Harness Initiative, LLC	—	193	1,000	12,300
Adjusted EBITDA from discontinued operations	$(20)	$(14)	$(285)	$(69)

MTR GAMING GROUP, INC.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	December 31	December 31
	2009	2008

ASSETS

Current assets:
Cash and cash equivalents	$44,755	$29,011
Restricted cash	483	929
Accounts receivable, net of allowance for doubtful accounts of $458 in 2009 and $125 in 2008	2,641	7,717
Inventories	3,794	4,445
Deferred financing costs	3,606	4,444
Prepaid income taxes	8,663	7,059
Deferred income taxes	37	1,397
Prepaid expenses and other current assets	8,181	4,528
Assets held for deferred compensation	—	11,529
Assets of discontinued operations	—	36
Total current assets	72,160	71,095

Property and equipment, net	332,351	351,684
Goodwill	494	1,985
Other intangibles	69,021	68,819
Deferred financing costs, net of current portion	10,616	2,499
Deposits and other	4,632	8,881
Non-operating real property	13,554	22,019
Assets of discontinued operations	185	728
Total assets	$503,013	$527,710

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$2,150	$6,869
Accounts payable - gaming taxes and assessments	7,030	6,848
Accrued payroll and payroll taxes	3,373	3,220
Accrued interest	14,247	4,932
Other accrued liabilities	11,641	14,486
Construction project and equipment liabilities	583	1,048
Deferred compensation	—	11,547
Current portion of long-term debt and capital lease obligations	6,618	20,498
Liabilities of discontinued operations	237	1,240
Total current liabilities	45,879	70,688

Long-term debt and capital lease obligations, net of current portion	375,885	357,112
Long-term deferred compensation	—	663
Deferred income taxes	7,976	3,644
Total liabilities	429,740	432,107

Shareholders’ equity:
Common stock	—	—
Additional paid-in capital	61,882	61,774
Retained earnings	11,475	34,013
Accumulated other comprehensive loss	(300)	(386)
Total shareholders’ equity of MTR Gaming Group, Inc.	73,057	95,401
Non-controlling interest of discontinued operations	216	202
Total shareholders’ equity	73,273	95,603
Total liabilities and shareholders’ equity	$503,013	$527,710

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